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                                                                 October 2, 1998


The J.H. Heafner Company, Inc.
2105 Water Ridge Parkway, Suite 500
Charlotte, North Carolina  28217


Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement (No. 333-61713) on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on August 18, 1998, of (a) $100,000,000 aggregate principal amount of 10% Senior Notes Due 2008 (the "New Notes") of The J.H. Heafner Company, Inc., a North Carolina corporation (the "Company"), and (b) Subsidiary Guaranties of the New Notes (the "Subsidiary Guaranties") by Oliver & Winston, Inc., a California corporation, ITCO Logistics Corporation, a Delaware corporation, ITCO Holding Company, Inc., a North Carolina corporation, ITCO Tire Company, a North Carolina corporation, ITCO Tire Company of Georgia, a Virginia corporation, The Speed Merchant, Inc., a California corporation, and Phoenix Racing, Inc., a California corporation (collectively, the "Subsidiary Guarantors"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         We have assumed that each of the Company and the Subsidiary Guarantors is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, that each of the Company and the Subsidiary Guarantors has or had all requisite power and authority to execute, deliver and perform the Indenture, dated as of May 15, 1998, among the Company, First Union National Bank, as Trustee, and the Subsidiary Guarantors (the "Indenture"), that the Company has all requisite power and authority to issue the New Notes and that each of the Company and the Subsidiary Guarantors has duly authorized, executed and delivered the Indenture.
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The J.H. Heafner Company, Inc.                                             - 2 -


         Upon the basis of such examination and subject to the foregoing assumptions, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, and the New Notes have been duly executed and authenticated in accordance with the Indenture and issued in exchange for $100,000,000 aggregate principal amount of 10% Senior Notes Due 2008 previously issued by the Company, all in accordance with the exchange offer contemplated by the Registration Statement, and assuming compliance with the Act, the New Notes will constitute the valid and binding obligations of the Company, and each Subsidiary Guaranty of a Subsidiary Guarantor will constitute the valid and binding obligation of such Subsidiary Guarantor, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights, to general equity principles, and to the qualification that we express no opinion with respect to the waivers contained in Section 6.12 of the Indenture.

         We are members of the bar of the State of New York. We do not purport to be experts in, and we do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                          Very truly yours,

                                          /s/ Howard, Smith & Levin LLP